Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the preliminary prospectus supplement to the Registration Statements of Asure Software, Inc. on Form S-3 (File Nos. 333-224068 and 333224088) of our report dated August 8, 2017, with respect to our audit of the financial statements of Compass HRM, Inc. as of December 31, 2016 and for the year then ended, which report is included in the Current Report on Form 8-K/A of Asure Software, Inc. dated May 25, 2017 and filed with the U.S. Securities and Exchange Commission on August 9, 2017. We also consent to the reference to our firm under the heading “Experts” in the Preliminary Prospectus Supplement.

/s/ Marcum LLP

Marcum LLP

Irvine, California

June 13, 2018